Exhibit 5.1
July 29, 2009
CEVA, Inc.
2003 Gateway Place, Suite 150
San Jose, CA 95110-1002
Re: Amended and Restated 2002 Employee Stock Purchase Plan
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 to be filed by CEVA, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 29, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 650,000 shares of the Common Stock, par value 0.001 per share (the “Common Stock”) reserved for issuance under the Company’s Amended and Restated 2002 Employee Stock Purchase Plan (the “Plan”).
     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of 650,000 shares of the Common Stock pursuant to the Plan.
     It is our opinion that the 650,000 shares of Common Stock which may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. For the purpose of the opinion rendered above, we have assumed that in connection with the issuance of the 650,000 shares of Common Stock under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP